Exhibit 99.1

News Release

IQVIA Announces Offering of Senior Notes

May 7, 2019

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – IQVIA Holdings Inc. (“IQVIA”) (NYSE: IQV) today announced that its wholly-owned subsidiary, IQVIA Inc. (the “Issuer”), intends to raise $1,100,000,000 in gross proceeds through an offering of senior notes due 2027. The net proceeds from the notes offering will be used to repay existing borrowings under the Issuer’s revolving credit facility, to pay fees and expenses related to the notes offering and for other general corporate purposes. The consummation of the notes offering is subject to market and other customary conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S. Any offer of the notes will be made only by means of a private offering memorandum.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation, and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With more than 58,000 employees, IQVIA conducts operations in more than 100 countries.

Contacts

IQVIA Holdings Inc.

Investor Relations:

Andrew Markwick, 973-257-7144

andrew.markwick@iqvia.com

or

Media Relations:

Tor Constantino, 484-567-6732

tor.constantino@iqvia.com